Exhibit 10.6

HILB ROGAL & HOBBS COMPANY

NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

Amended and Restated January 1, 2007

(Board approved November 28, 2006)

1. Purpose. The Purpose of the Hilb Rogal & Hobbs Company Non-Employee Directors Stock Incentive Plan (the “Plan”) is to encourage ownership in the Company by non-employee members of the Board, to promote long-term shareholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company. The Plan was originally adopted by the Board and Shareholders of the Company as of May 5, 1998 and amended by the Board on August 4, 1998 and amended and restated by the Board on February 2, 1999. The Board subsequently amended and restated the Plan, effective January 1, 2007.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Agreement” means a written agreement (including any amendment or supplement thereto) between the Company and an Eligible Director specifying the terms and conditions of an Option granted to such Eligible Director.

(c)	“Annual Meeting” means the annual meeting of shareholders at which members of the Board are routinely elected.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change of Control” shall mean:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 25% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section; or

(ii)	Individuals who, as of February 2, 1999, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to February 2, 1999 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for purposes of subsection (i) of this Section, a Change of Control shall not be deemed to have taken place if, as a result of an acquisition by the Company which reduces the Outstanding Company Common Stock or the Outstanding Company Voting Securities, the beneficial ownership of a Person increases to 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of share purchases by the Company and, after such share purchases by the Company, such Person becomes the beneficial owner of any additional shares of the Outstanding Company Common Stock or the Outstanding Company Voting Stock through any means except an acquisition directly from the Company, for purposes of subsection (i) of this Section, a Change of Control shall be deemed to have taken place.

(f)	“Company” means Hilb, Rogal & Hobbs Company.

(g)	“Committee” means the Compensation Committee of the Board.

(h)	“Common Stock” means the Common Stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from such a change shall be deemed to be the Common Stock within the meaning of the Plan.

(i)	“Date of Grant” means the date as of which a director is automatically awarded an Option pursuant to Section 6.

(j)	“Effective Date” means the date the Plan is adopted by shareholders of the Company.

(k)	“Eligible Director” means a member of the Board who is not an employee of the Company or any Subsidiary.

(l)	“Fair Market Value” means, on any given date, the closing price per share of Common Stock, as reported on the New York Stock Exchange composite tape on that day or, if the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Committee may select.

(m)	“Fees” means all amounts payable to an Eligible Director for services rendered as a director, including retainer fees, meeting fees, and committee fees, but excluding travel and other out of pocket expense reimbursements.

(n)	“Option” means a stock option, not otherwise specifically qualified for favorable tax treatment under a section of the Internal Revenue Code of 1986, as amended (the “Code”), that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement under the terms of this Plan, at a price determined in accordance with the Plan.

(o)	“Plan Year” means the calendar year or the remaining portion of the calendar year after the Effective Date of this Plan.

(p)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations in the unbroken chain (other than the last corporation) owns stock possessing at least 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Participation in the Plan. Each Eligible Director who was not an employee of the Company or Subsidiary for at least one year before the Date of Grant of an Option shall be eligible to receive Options under Section 6. Each Eligible Director shall be eligible to elect to receive Common Stock in lieu of Fees under Section 7.

4. Stock Subject to the Plan. The maximum number of shares of Common Stock that may be issued upon exercise of Options granted or Stock Elections pursuant to the Plan shall be 200,000, subject to adjustment as provided in Section 13.

5. Non-Statutory Stock Options. All Options granted under the Plan shall be non-statutory in nature and shall not be entitled to special tax treatment under Code section 422.

6. Award, Terms, Conditions and Form of Options. Each Option shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

(a)	Each Eligible Director shall receive a grant of an Option for the purchase of 5,000 shares of Common Stock on the first business day following the Annual Meeting of the Company’s Shareholders. If at any time under the Plan there are not sufficient shares of Common Stock available to permit fully the Option grants described in this Section 6(a), the Option grants shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares of Common Stock available.

(b)	The Option exercise price shall be the Fair Market Value of the Common Stock on the Date of Grant. Except for adjustments authorized in Section 13, the exercise price shall not be reduced (by amendment or cancellation of the Option or otherwise) after the Date of Grant.

(c)

Subject to Section 6(e) below, all Options shall become exercisable immediately or after any term of months or years and may remain exercisable for any term of months or years as set by the Committee in its discretion at the time of granting. Further, the date upon which any Option granted becomes exercisable may be accelerated by the Committee in its discretion. The terms of any Option granted by the Committee may provide that the Option is exercisable in whole or in part from time to time over such period of time as the Committee shall consider appropriate. The term of exercisability of any Option may not be extended or renewed except as may be permitted by Code section 409A and Treasury Regulations thereunder.

(d)	An Option may be exercised in whole at any time or in part from time to time at such times and in compliance with the applicable Agreement. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan with respect to remaining shares subject to the Option.

(e)	Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash (in United States dollars) or a cash equivalent acceptable to the Committee. If the Agreement so provides, payment of all or a part of the Option price for a non-statutory Option may be effected by a “cashless exercise” thereof (i) by the Eligible Director surrendering shares of Common Stock to the Company, or (ii) by the Eligible Director delivering to a broker instructions to sell a sufficient number of the shares of Common Stock being acquired upon exercise of the Option to cover the Option price and any additional costs and expenses associated with the cashless exercise. If Common Stock is surrendered to pay all or part of the Option price, the shares surrendered must have a Fair Market Value (determined as of the date of exercise of the Option) that is not less than such Option price or part thereof.

(f)	Options shall become fully exercisable upon a Change of Control.

7. Receipt of Fees in Stock.

(a)	An Eligible Director may elect to receive up to 100% of his or her Fees in shares of Common Stock (a “Stock Election”). A Stock Election must be in writing and shall be delivered to the Corporate Secretary of the Company prior to the Annual Meeting for the Plan Year to which the Stock Election pertains. Except as provided in Section 7(c), a Stock Election may be revoked prior to the last day of any calendar quarter for all calendar quarters beginning after the revocation. A Stock Election must specify the applicable percentage of the Fees that the Eligible Director wishes to receive in shares of Common Stock (the “Designated Percentage”).

(b)

If a Stock Election is made, the number of shares of Common Stock to be issued in lieu of the Fees shall be determined by multiplying the Designated Percentage times the Fees at the time such fees are earned and dividing that product by the Fair Market Value of the Common Stock day on which the Fees are earned. The portion of an Eligible Director’s Fees which is the Eligible Director’s retainer is earned as of the first day of the quarter for which the retainer is paid. The portion of an Eligible Director’s Fees which are the Eligible Director’s meeting fees is earned as the date of which the meeting for which the Eligible Director is paid occurs. The number of shares of Common Stock is to be issued in lieu of the Fees for each calendar quarter shall be issued on the last day of such calendar quarter to an Eligible Director. At the time the shares of Common Stock are to be issued to the Eligible Director, if the formula used to calculate the total number of shares of Common Stock earned by the Eligible Director (including, if applicable, any 20% increase under Section 7(c)) results in a fractional share, the number of shares of Common Stock issued to the Eligible Director shall be rounded down to the next whole share.

(c)	If the Designated Percentage in a Stock Election is 100%, the number of shares of Common Stock as determined under Section 7(b) shall be increased by 20% at each time that the Eligible Director’s Fees are earned and issued as provided under Section 7(b). To receive the increased amount of Common Stock, the Stock Election must be irrevocable in respect to the Plan Year to which it pertains.

(d)

Payment of Fees to an Eligible Director in shares of Common Stock shall take place at the time or times such Fees would have been paid in cash absent a Stock Election; provided, however that such time or times may be no later than (i) the 15th day of the third month following the end of the Eligible Director’s first taxable year in which the applicable portion of the Fees is no longer subject to a substantial risk of forfeiture or, if later, (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the applicable portion of the Fees is no longer subject to a substantial risk of forfeiture.

8. Withholding. In the case of the exercise of an Option, the Eligible Director shall pay to the Company in cash the full amount of all federal and state income and employment taxes required to be withheld by the Company in respect of the taxable income of the Eligible Director from such exercise. If the Agreement so provides, payment of all or a part of such taxes may be made by the Eligible Director surrendering shares of Common Stock to the Company, provided the shares have a Fair Market Value (determined as of the date of exercise of the Option) that is not less than the amount of such taxes or part thereof, or by the sale of shares of Common Stock upon the cashless exercise of an Option through a broker.

9. Transferability. An Option shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him; provided that an Eligible Director may transfer any Option to members of the Eligible Director’s immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee. Except as specifically provided in the Agreement, no Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

10. Administration. The Plan shall be administered by the Committee. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the authority (within the limitations described herein) to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Committee in the administration of the Plan shall be final and conclusive. The Committee may act only by a majority of its members in office, except that members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

11. Termination. The Plan shall terminate upon the earlier of:

(a)	the adoption of a resolution of the Board terminating the Plan; or

(b)	the date shares of Common Stock are no longer available under the Plan for the automatic award of Option shares; or

(c)	The tenth anniversary of the Effective Date. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any Eligible Director under any Option previously granted by the Plan without such Eligible Director’s consent.

12. Limitation of Rights.

(a)	Neither the Plan nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a director for any period of time.

(b)	An optionee shall have no rights as a shareholder with respect to shares of Common Stock covered by his or her Options until the date of exercise of the Option, and, except as provided in Section 13, no adjustment will be made for dividends or other rights for which the record date is prior to the date of such exercise.

13. Changes in Capital Structure.

(a)

Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option and the price per share thereof shall be adjusted proportionately for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company by reason of any stock dividend, stock split, combination, reclassification, recapitalization, or the general issuance to holders of Common Stock of rights to purchase Common Stock at substantially below its then Fair Market Value, or any change in the number of shares of Common Stock outstanding effected without receipt of cash, property, labor or services by the Company, or any spin-off or other type of distribution of assets to shareholders. In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all or part of its authorized shares without par value into the same number of shares with a par value, or any subsequent change into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan. No adjustment to an Option or treatment of shares as shares of Common Stock under this Section 13(a) is authorized for purposes of the Plan if it would create a deferral of compensation or a modification, extension or renewal of an Option under Section 409A of the Code or Treasury Regulations thereunder, except to the extent permitted by Section 409A of the Code and Treasury Regulations thereunder.

(b)	Except as expressly provided above in Section 6(f) or Section 13(a), an Eligible Director shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Option.

(c)	The grant of an Option award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

14. Amendment. The Plan may be terminated or amended at any time by the Board, effective as of any date specified, except as required by applicable law. No Plan amendment or termination shall decrease an Eligible Director’s accrued benefit prior to the effective date of the amendment or termination. No amendment of the Plan or of an outstanding Option shall cause an Option or a payment of Fees to result in a deferral of compensation under Section 409A of the Code and Treasury Regulations thereunder, unless the Plan or Option, as amended, complies with the requirements of Code section 409A.

15. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company – at its principal business address to the attention of the Treasurer; (b) if to any Participant – to the Participants’ address as reflected on the records of the Company.

16. Non-Assignability. Each Participant’s rights under the Plan shall be non-assignable.

17. Responsibility for Legal Effect. Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of this Plan.

18. Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of the Plan shall inure to the benefit of and bind the Company and the Participants, and their successors, assigns and personal representatives.

19. Controlling Law. The Plan shall be construed in accordance with the laws of the Commonwealth of Virginia to the extent not preempted by laws of the United States of America.

20 Gender and Number. In the construction of the Plan, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

21 Titles and Captions. Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.